 FORM 3                                  U.S. SECURITIES AND EXCHANGE COMMISSION                             OMB APPROVAL
                                                 WASHINGTON, D.C. 20549                             OMB Number           3235-0104
                                                                                                    Expires:      February 1, 1994
                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            Estimated average burden
                                                                                                    hours per response . . . . 0.5
        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                    Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person          2. Date of Event Re-       4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
                                                    (Month/Day/Year)           The Colonel's International, Inc. ("COLO")
   Williamson    Donald           J.
   (Last)       (First)        (Middle)                 12/31/95            5. Relationship of Reporting Person to Issuer
                                                                                      (Check all applicable)
                                                                               [X] Director             [X] 10% Owner
   3425 Parkside Drive                                                         [X] Officer (give         __ Other (specify
               (Street)                                                                     title below)           below)
                                                 3. IRS or Social Se-                        PRESIDENT AND CEO
                                                    curity Number of
   Flint       Michigan           48503             Reporting Person
   (City)       (State)           (Zip)             (Voluntary)             6. If Amendment, Date of Original (Month/Day/Year)

                                                      ###-##-####

                                     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security           2. Amount of Securities     3. Ownership Form:       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     Beneficially Owned          Direct (D) or            (Instr. 5)
                                  (Instr. 4)                  Indirect (I)
                                                              (Instr. 5)
  Common Stock                       11,934,580                    D
  Common Stock                       11,632,500                    I                              owned by Spouse











   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                               (Print or Type Responses)

FORM 3 (CONTINUED)

      TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1. Title of Derivative Security            2. Date Exercisable and           3. Title and Amount of Securities Underlying
   (Instr. 4)                                 Expiration Date                   Derivative Security (Instr. 4)
                                              (Month/Day/Year)
                                               Date         Expiration                                         Amount or Number
                                            Exercisable        Date                       Title                   of Shares
  Not Applicable







 4. Conversion or Exercise Price of        5. Ownership Form of              6. Nature of Indirect Beneficial Ownership
    Derivative Security                       Derivative Security:              (Instr. 5)
                                              Direct (D) or Indirect (I)
                                              (Instr. 5)














Explanation of Responses:






                                                                             /S/ DONALD J. WILLIAMSON                1/9/96
**Intentional misstatements or omissions of facts constitute Federal         Donald J. Williamson                     Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      SEE Instruction 6 for procedure.